Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	35,817,864(2)	$4.76(3)	$170,493,032.64	0.00011020	18,788.33

Fees to Be Paid	Equity	Common Stock underlying Warrants	457(c)	427,664(4)	$4.76(3)	$2,035,680.64	0.00011020	224.33

Fees to Be Paid	Equity	Common Stock underlying Warrants	457(c)	18,759,838(5)	$4.76(3)	$89,296,828.88	0.00011020	9,840.51

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$261,825,542.16		$28,853.17

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$28,853.17

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Allurion Technologies, Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

Represents 35,817,864 shares of Common Stock being registered for resale by the selling securityholders named in the registration statement to which this exhibit is attached, which shares were previously issued in connection with that certain business combination (the “Business Combination”) between Compute Health Acquisition Corp. (“Compute Health”) and the entity formerly known as Allurion Technologies, Inc. prior to the Business Combination (now known as Allurion Technologies, LLC or “Legacy Allurion”) that was consummated on August 1, 2023 pursuant to that certain Business Combination Agreement, dated February 9, 2023, by and among the Company, Legacy Allurion, Compute Health and the other parties named therein, as amended.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the New York Stock Exchange (the “NYSE”) on September 11, 2023. This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)

Represents shares of Common Stock to be issued upon the exercise of rollover warrants that were converted from Legacy Allurion warrants in connection with the Business Combination (the “Rollover Warrants”).

(5)

Represents shares of Common Stock to be issued upon the exercise of public warrants previously issued by Compute Health that were assumed by the Company in connection with the Business Combination (the “Public Warrants”).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A